Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-206534, 333-145986, and 333-191729) of Rocky Mountain Chocolate Factory, Inc. (the "Company") of our report dated May 8, 2019 relating to the consolidated financial statements for the fiscal year ended February 28, 2019, which appears in this Annual Report on Form 10-K.

/s/ Plante & Moran PLLC

Denver, Colorado

May 29, 2019